For Immediate Release

                                                Contact:  Harvey Grossblatt, CEO
                                            Universal Security Instruments, Inc.
                                                          410-363-3000, Ext. 224
                                                                              or
                                                          Don Hunt, Jeff Lambert
                                             Lambert, Edwards & Associates, Inc.
                                                                    616-233-0500

              Universal Security Instruments Posts Record Earnings,
                 Significant Increase in Sales For Third Quarter

                   Earnings Rise 84% on 26% Increase in Sales

OWINGS MILLS, MD, February 13, 2006 - Universal Security Instruments, Inc. (AMEX: UUU) today announced its third consecutive quarter of record earnings on sharply increased sales for its third quarter ended December 31, 2005. The Company cited strong sales growth in the U.S. within its core product lines as the primary impetus during the period.

The Owings Mills, MD-based designer and marketer of safety and security equipment posted net earnings for the quarter of $1,456,809, or $0.87 per basic share ($0.80 per diluted share), on net sales of $7,353,597 compared with net earnings of $793,569 or $0.49 per basic share ($0.45 per diluted share), on net sales of $5,849,144. Included in the results was a net tax benefit of $139,095 for the Company's quarter ended December 31, 2005.

For the nine months ended December 31, 2005, sales rose 23 percent to $21,396,507 versus $17,346,147 for the same period last year. Nine-month earnings rose 36 percent to $3,509,274 or $2.11 per basic share ($1.93 per diluted share) compared to $2,571,184 or $1.62 per basic share ($1.45 per diluted share) last year. Included in the results for the nine months ended December 31, 2005 was a net tax benefit of $326,523.

Universal said that sales of smoke and carbon monoxide alarms, the company's core product lines, continued to rise in both the electrical distribution and retail markets. The Company's newest carbon monoxide alarms and combination smoke and carbon monoxide alarms, introduced last spring, performed particularly well.

"It was a very solid quarter, particularly on the domestic sales front. Wholesale and retail markets alike continue to recognize and reward our fundamental commitment to high-value products and responsive, reliable customer service. As a result, we have accelerated our momentum and solidified our identity as a supplier of choice, particularly in our core smoke and carbon monoxide alarm lines," said Harvey Grossblatt, chief executive officer of Universal Security Instruments. "I am also pleased with our ability to scale operations in such a highly efficient manner, as our top-line growth was effectively translated to bottom-line profitability."

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 36-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

          ------------------------------------------------------------

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our and our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements. We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements. We will revise our outlook from time to time and frequently will not disclose such revisions publicly.


                                   -- more --

Universal/Page 2

                      UNIVERSAL SECURITY INSTRUMENTS, INC.
                        CONSOLIDATED STATEMENT OF INCOME

                                                                                            (UNAUDITED)
                                                                                 Three Months Ended December 31,
                                                                                 -------------------------------
                                                                                     2005                 2004
                                                                                     ----                 ----
Sales                                                                            $ 7,353,597          $ 5,849,144
Net income                                                                         1,456,809              793,569
Income per share
      Basic                                                                            $0.87                $0.49
      Diluted                                                                          $0.80                $0.45
Weighted average number of common shares outstanding
      Basic                                                                        1,673,498            1,621,582
      Diluted                                                                      1,827,102            1,777,876


                                                                                            (UNAUDITED)
                                                                                   Nine Months Ended December 31,
                                                                                   ------------------------------
                                                                                     2005                 2004
                                                                                     ----                 ----
Sales                                                                            $21,396,507          $17,346,147
Net income                                                                         3,509,274            2,571,184
Income per share
      Basic                                                                            $2.11                $1.62
      Diluted                                                                          $1.93                $1.45
Weighted average number of common shares outstanding
      Basic                                                                        1,666,723            1,588,959
      Diluted                                                                      1,817,925            1,769,927


                           CONSOLIDATED BALANCE SHEET

                                         ASSETS                                              December 31,
                                                                                   ------------------------------
                                                                                     2005                 2004
                                                                                     ----                 ----
Cash                                                                             $ 1,070,356          $    61,068
Accounts receivable and amount due from factor                                     5,146,131            3,241,805
Inventory                                                                          5,096,666            4,895,497
Prepaid expenses                                                                     247,747              237,628
                                                                                 -----------          -----------
TOTAL CURRENT ASSETS                                                              11,560,900            8,435,998
INVESTMENT IN HONG KONG JOINT VENTURE                                              7,136,126            5,972,252
PROPERTY AND EQUIPMENT - NET                                                          66,794               82,352
OTHER ASSETS AND DEFERRED TAX ASSET                                                  715,870               60,185
                                                                                 -----------          -----------
TOTAL ASSETS                                                                     $19,479,690          $14,550,787

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued expenses                                            $ 1,879,298          $ 1,553,387
Accrued liabilities                                                                1,147,132            1,012,395
                                                                                 -----------          -----------
TOTAL CURRENT LIABILITIES                                                          3,026,430            2,565,782
                                                                                 -----------          -----------
LONG TERM DEBT                                                                            --                   --
SHAREHOLDERS' EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 1,673,498 and 1,652,998 shares at
December 31, 2005 and December 31, 2004, respectively                                 16,737               16,305
Additional paid-in capital                                                        11,515,556           11,403,676
Retained earnings                                                                  4,920,967              565,024
                                                                                 -----------          -----------
TOTAL SHAREHOLDERS' EQUITY                                                        16,453,260           11,985,005
                                                                                 -----------          -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                       $19,479,690          $14,550,787

All shares have been adjusted to reflect the 4-for-3 stock split payable on April 5, 2004.


            7-A GWYNNS MILL COURT o OWINGS MILLS, MARYLAND 21117, USA
                   (410) 363-3000 o www.universalsecurity.com